Exhibit 99.1

Xilinx Appoints Brice Hill as Chief Financial Officer

SAN JOSE, Calif., April 9, 2020 - Xilinx, Inc. (NASDAQ: XLNX), the leader in adaptive and intelligent computing, today announced it has appointed Brice Hill to the position of executive vice president and chief financial officer (CFO), effective immediately. Hill will be responsible for all aspects of the financial management of Xilinx and, as a key member of the executive management team, he will add substantial financial expertise and leadership to the company’s transformation to adaptable platforms and sustained growth.

Hill, 53, is a veteran technology executive with more than 30 years’ experience in finance, mergers and acquisitions, global operations, and strategy. He joins Xilinx from a 25-year tenure at Intel Corporation, where he most recently served as the CFO and COO, Technology, Systems and Core Engineering Group, managing all financial aspects of the company’s manufacturing, research and development, and product engineering operations. Prior to that, Hill was Corporate Vice President of Corporate Strategy and Business Unit finance, including the Data Center, PC, and IoT business units. Hill had also previously held senior finance roles in capacity strategy, PC desktop and chipsets, and the data center at Intel.

“Brice brings tremendous operational and strategic experience and leadership to our executive team. His knowledge of the data center, client computing, and IoT industries is a perfect match for our growth strategy in the data center, our broad core markets, and adaptive computing,” said Xilinx President and Chief Executive Officer, Victor Peng. “We are thrilled to have him join the Xilinx leadership team.”

“Xilinx has impressed me with its leadership team, vision, long-term growth strategy, and broad portfolio of differentiated technologies in adaptive computing, from the cloud, to edge, to endpoint devices,” said Hill. “I can’t imagine a more exciting time to join Xilinx. I look forward to the opportunities ahead.”

Prior to Intel, Hill worked at General Motors Corporation where he held various finance positions. He holds an MBA in finance and strategy from the University of Michigan, Stephen M. Ross School of Business, and a bachelor’s degree in finance and economics from the University of Washington, Michael G. Foster School of Business.

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About Xilinx
Xilinx develops highly flexible and adaptive processing platforms that enable rapid innovation across a variety of technologies - from the endpoint to the edge to the cloud. Xilinx is the inventor of the FPGA, hardware programmable SoCs, and the ACAP, designed to deliver the most dynamic processor technology in the industry and enable the adaptable, intelligent, and connected world of the future. For more information, visit www.xilinx.com.

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Source: Xilinx Newsroom